FGL Holdings Reports Second Quarter 2019 Results and Declares Common Stock Dividend
GEORGE TOWN, Cayman Islands: August 7, 2019 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the second quarter of 2019.
Net income available to common shareholders for the second quarter of 2019 was $38 million, or $0.17 per diluted common share, compared to net income for the second quarter of 2018 of $33 million, or $0.15 per diluted common share.
Adjusted operating income (AOI)1 available to common shareholders for the second quarter of 2019 was $65 million, or $0.30 per diluted common share, compared to AOI for the second quarter of 2018 of $58 million, or $0.27 per diluted common share.

Key Highlights:

•	12 percent growth in AOI, driven by increased investment yield and growth in the business

•	Record sales growth for total annuity sales, up 46 percent to $1.1 billion, and fixed indexed annuities (FIAs) sales, up 40 percent to $767 million

•	F&G executed approximately $900 million reinsurance block transaction between highly rated mutual insurer and F&G Reinsurance Ltd

•	Estimated risk-based capital ratio of approximately 475 percent, up 25 points over prior quarter

•	Adjusted operating ROE[1] of 18.3 percent

"I'm pleased to announce very strong results for our second quarter, including record annuity sales while achieving our targeted returns," said Chris Blunt, F&G President and Chief Executive Officer. "We also increased our investment yield and generated a strong ROE, amidst the current challenging interest rate environment. In addition, we are seeing excellent momentum with our offshore reinsurance platform and overall, the operating metrics across the business are strong.
On the M&A front, we were particularly active and we assessed several large transactions during the quarter, on which we incurred $11 million after tax, or $0.05 per share, in project expenses. We ultimately closed one transaction for the offshore reinsurance business and considered several others. Looking ahead, we have additional opportunities currently under evaluation, and given our strong balance sheet with $300 million of readily deployable capital, we are well positioned for continued organic and inorganic growth across our franchise."
The table below reconciles reported after-tax net income to adjusted operating income (AOI) available to common shareholders.

(In millions)	Three Months Ended
	June 30, 2019	June 30, 2018
Reconciliation from Net Income (loss) to AOI(1):	(Unaudited)	(Unaudited)
Net income (loss)	$46	$40
Dividends on preferred stock	(8)	(7)
Net income (loss) available to common shareholders	38	33
Effect of investment losses (gains), net of offsets (2)	(22)	37
Impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries (2) (3)	69	(9)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	(10)	—
Effect of integration, merger related & other non-operating items	(3)	3
Effects of extinguishment of debt	—	(2)
Tax impact of adjusting items	(7)	(4)
AOI available to common shareholders (1)	$65	$58

Second Quarter Earnings Results

Net income available to common shareholders for the second quarter was $38 million, or $0.17 per share, compared with net income available to common shareholders of $33 million, or $0.15 per share, in the prior year. Results for second quarter 2019 include the following net unfavorable items, $48 million FIA embedded derivative market movements and fair value effects related to international subsidiaries, partially offset by $18 million net unrealized gains driven by market value changes on preferred equity securities and $3 million other market and non-operating items; all of which have no impact to AOI.
Adjusted operating income available to common shareholders for the second quarter was $65 million, or $0.30 per share, up 12 percent from $58 million, or $0.27 per share, in the prior year. The increase was driven by strong and consistent underlying performance trends across the business from invested asset growth and improved underlying net investment spreads. Results included net unfavorable items of $4 million, or $0.02 per share, from $11 million of project costs, partially offset by $4 million favorable market movement on the futures program, and $3 million single premium immediate annuities (SPIA) mortality gains. The prior year quarter included net favorable items of $6 million, or $0.03 per diluted share.

Summary Financial Results (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Fixed indexed annuity (FIA) sales (1)	$767	$549	$1,435	$985
Total retail annuity sales (1)	$1,122	$769	$2,175	$1,547
Average assets under management (AAUM)(1)	$27,388	$25,491	$26,696	$25,224
Net investment spread - FIA (1)	2.84%	2.54%	2.67%	2.46%
Net investment spread - All products (1)	2.26%	2.08%	2.21%	1.98%
Net income (loss) available to common shareholders	$38	$33	$201	$91
Net income (loss) available to common shareholders per diluted share	$0.17	$0.15	0.92	0.42
AOI available to common shareholders (1)	$65	$58	$147	$119
AOI available to common shareholders per diluted share (1)	$0.30	$0.27	0.67	0.55
Weighted average common basic shares	217.2	214.4	218.5	214.4
Weighted average common diluted shares	217.3	214.4	218.5	214.4
Total common shares outstanding	217.2	214.4	217.2	214.4
Book value per common share	$8.46	$4.62	$8.46	$4.62
Book value per common share excluding AOCI (1)	$7.31	$7.44	$7.31	$7.44

See footnotes below.

Continued Sales Momentum
Total sales for the second quarter were $1,236 million, an increase of 10 percent from the first quarter 2019 and 49 percent compared to the prior year. Total retail annuity sales were $1,122 million for the second quarter, an increase of 7 percent from the preceding quarter and 46 percent compared to the second quarter of 2018.
Sales of fixed indexed annuities in the second quarter were $767 million, an increase of 15 percent from the first quarter 2019 and 40 percent over the prior year. The Company continues to execute on its growth strategy and is seeing increased sales from productive partnerships with our independent marketing organizations (IMO's). The Company has taken pricing action, in light of lower available investment yields and in line with the competitive environment, to maintain our disciplined approach to new business and inforce profitability and capital management.
Sales of multi-year guarantee annuities (MYGA's) were $263 million in the current quarter, an increase of 20 percent compared to $220 million in the same period last year. Sales increases were driven by strong market positioning through the strength of distribution partnerships and supported by enhanced asset sourcing capabilities. During the quarter, F&G also completed a $92 million funding agreement with the Federal Home Loan Bank (FHLB) under an investment spread strategy. The Company views FHLB volume as opportunistic and subject to fluctuation period to period.

Indexed universal life (IUL) sales in the quarter were $10 million, up from $7 million last year. Growing IUL sales reflect the Company's focus on the quality of new business and pricing discipline. The Company is targeting IUL growth through expanded distribution and new advisors, particularly following the ratings upgrade to A- by A.M. Best in 2018.
In the second quarter, the Company's Bermuda-based subsidiary, F&G Reinsurance Ltd (F&G Re), generated $104 million of flow reinsurance deposits, as compared to $60 million in the sequential quarter, driven by additional volume from new and existing partnerships. Volume is expected to expand as additional opportunities come online in 2019.
F&G Re has also entered into a reinsurance agreement with a highly rated mutual insurer, whereby they reinsured a $900 million inforce block of fixed deferred annuities on a coinsurance funds withheld basis. The insurer will continue to service and administer the inforce policies within the block. The transaction closed effective April 1, 2019.

Investment Management Performance
The investment portfolio is performing well and providing attractive risk-adjusted returns, benefiting from Blackstone's investment management expertise. Net investment income and yield continue to increase from the sequential quarter as the impacts of repositioning emerge.
Fixed income asset purchases during the second quarter were nearly $2,185 million at an average net yield(4) of 4.75 percent. Fixed income asset purchases included $928 million public corporate bonds, $926 million of structured securities (CLO, CMBS, RMBS, and ABS), and $331 million preferred, municipal bonds and other securities. The Company continues to reduce its exposure to BBB corporates, having completed $500 million of asset sales in the prior quarter and recently approved an additional $500 million reduction targeted for the third quarter. Overall, the average NAIC rating for the portfolio is stable at approximately 1.5. Alternative asset fundings were $912 million, or 3.4 percent of the portfolio, at quarter-end and are expected to increase to approximately 4 percent by year-end 2019.
Average assets under management (AAUM)1 were $26.7 billion for the six months ended June 30, 2019. AAUM increased $1.5 billion compared to the prior year period due to $1.7 billion net new business asset flows and $0.9 billion block reinsurance transaction, partially offset by $0.7 billion reinsurance cession and $0.4 billion non-economic impacts of purchase accounting. A roll forward of AAUM(1) can be found in the non-GAAP measurements section of this release.
Net investment income was $315 million in the second quarter of 2019, up $33 million, or 12 percent, from the second quarter of 2018. Net investment income grew approximately $30 million from portfolio reposition uplift and $20 million from invested asset growth, partially offset by $11 million higher planned investment expense and $6 million lower bond prepay income.
The average earned yield on the total portfolio in the second quarter was 4.60 percent, compared to 4.42 percent in the second quarter of 2018. The rate increase reflects reposition uplift on the structured and alternative assets that are now in the portfolio.
Net investment spread across all products was 226 basis points, up 9 basis points on a sequential basis due to higher portfolio yield partially offset by higher interest credited and option costs, and up 18 basis points to the prior year primarily reflecting an increase in portfolio yield as a result of reposition activity. Net investment spread for fixed indexed annuities was 284 basis points in the second quarter of 2019, up 30 basis points on a sequential basis due to higher portfolio yield and lower interest credited and option costs.

Capital Management Highlights

•	The Board of Directors declared a quarterly dividend of $0.01 per common share. The dividend is payable on September 9, 2019, to shareholders of record as of the close of business on August 26, 2019.

•
The Company repurchased 147,842 common shares during the quarter at an average price of $8.00 per common share for a total of $1.2 million. Capacity remaining under the existing share repurchase authorization was $115 million at the end of the quarter.

•
GAAP book value per common share, including accumulated other comprehensive income (AOCI) at June 30, 2019 was $8.46 with 217.2 million common shares outstanding. Book value per common share, excluding AOCI (1) was $7.31.

•
The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of approximately 475 percent as of June 30, 2019.

Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

F&G will conduct a webcast and conference call on Thursday, August 8, 2019 at 9:00 a.m. ET to discuss second quarter 2019 results.

The event can be accessed the following ways:

•	For internet webcast, visit investors.fglife.bm/investors at least 15 minutes prior to the start of the call to register.

•	For conference call, dial 877.883.0383 (U.S. callers) or 412.902.6506 (International callers) approximately 10 minutes prior to the start of the call. The access code is 5982101.

•	A replay of the event via webcast will be available after the call at investors.fglife.bm/investors.

•	A replay of the event via telephone will be available by dialing 877.344.7529 (U.S. callers) or 412.317.0088 (International callers). The access code is 10132619.

The replay information will be available through August 29, 2019.

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: June 30, 2019 - $22,954; December 31, 2018 - $22,219)	$23,362	$21,109
Equity securities, at fair value (cost: June 30, 2019 - $1,174; December 31, 2018 - $1,526)	1,144	1,382
Derivative investments	383	97
Mortgage loans	760	667
Other invested assets	1,030	662
Total investments	26,679	23,917
Cash and cash equivalents	772	571
Accrued investment income	232	216
Funds withheld for reinsurance receivables, at fair value	1,922	757
Reinsurance recoverable	3,264	3,190
Intangibles, net	1,421	1,359
Deferred tax assets, net	150	343
Goodwill	467	467
Other assets	191	125
Total assets	$35,098	$30,945

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$24,828	$23,387
Future policy benefits, including $1,787 and $725 at fair value at June 30, 2019 and December 31, 2018, respectively	5,641	4,641
Funds withheld for reinsurance liabilities	839	722
Liability for policy and contract claims	66	64
Debt	542	541
Other liabilities	922	700
Total liabilities	32,838	30,055

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 414,126 and 399,033 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 221,660,974 issued and outstanding at June 30, 2019 and December 31, 2018)	—	—
Additional paid-in capital	2,014	1,998
Retained earnings (Accumulated deficit)	30	(167)
Accumulated other comprehensive income (loss)	251	(937)
Treasury stock, at cost (4,475,919 shares at June 30, 2019; 600,000 shares at December 31, 2018)	(35)	(4)
Total shareholders' equity	2,260	890
Total liabilities and shareholders' equity	$35,098	$30,945

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums	$8	$15	$24	$33
Net investment income	315	282	604	545
Net investment gains (losses)	135	(2)	375	(193)
Insurance and investment product fees and other	37	45	92	93
Total revenues	495	340	1,095	478
Benefits and expenses:
Benefits and other changes in policy reserves	268	217	607	178
Acquisition and operating expenses, net of deferrals	147	46	191	86
Amortization of intangibles	13	17	42	44
Total benefits and expenses	428	280	840	308
Operating income	67	60	255	170
Interest expense	(8)	(7)	(16)	(13)
Income (loss) before income taxes	59	53	239	157
Income tax expense	(13)	(13)	(22)	(52)
Net income (loss)	$46	$40	$217	$105
Less Preferred stock dividend	8	7	16	14
Net income (loss) available to common shareholders	$38	$33	$201	$91

Net income (loss) per common share:

Basic	$0.17	$0.15	$0.92	$0.42
Diluted	$0.17	$0.15	$0.92	$0.42
Weighted average common shares used in computing net income (loss) per common share:
Basic	217.2	214.4	218.5	214.4
Diluted	217.3	214.4	218.5	214.4

Cash dividend per common share	$0.01	$—	$0.02	$—

RECONCILIATION OF BOOK VALUE PER COMMON SHARE AND BOOK VALUE PER COMMON SHARE EXCLUDING AOCI(1)

(In millions, except per share data)	June 30, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$2,260	$890
Less: AOCI	251	(937)
Less: Preferred equity	422	406
Total common shareholders' equity excluding AOCI (1)	$1,587	$1,421

Total common shares outstanding	217.2	221.1
Weighted average common shares outstanding - basic	217.2	220.9
Weighted average common shares outstanding - diluted	217.3	220.9

Book value per common share including AOCI (1)	$8.46	$2.19
Book value per common share excluding AOCI(1)	$7.31	$6.43

RECONCILIATION OF ROE TO ADJUSTED OPERATING ROE(1)

	Twelve months ended
	June 30, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
	(Dollars in millions, except per share data)
Return on average common shareholders' equity	8.2%	(1.5)%
AOCI	(2.2)%	0.5%
Return on average common shareholders' equity, excluding AOCI (1)	6.0%	(1.0)%

Aggregate adjustments to arrive at AOI available to common shareholders (5)	12.3%	17.6%
Adjusted Operating return on common shareholders' equity, excluding AOCI (1)	18.3%	16.6%

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT (AAUM)(1) (Unaudited)

(In billions)	AAUM YTD
AAUM as of June 30, 2018	$25.2
Net new business asset flows	1.7
Block reinsurance transaction	0.9
Reinsurance cession to Kubera	(0.7)
Purchase accounting mark-to-market valuation of investment portfolio	(0.4)
AAUM as of June 30, 2019	$26.7

Footnotes:

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(2)
Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.

(3)	The Company adjusted its non-GAAP measure to remove the fair value accounting impacts of assumed reinsurance by our international subsidiaries for periods after September 30, 2018.

(4)	Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.

(5)	Refer to 'Reconciliation from Net Income (Loss) to AOI' for further details on individual adjustments

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
The Company updated its AOI definition as to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies. Management believes the revised measure enhances the understanding of the business post-merger and is more useful and relevant to investors as compared to the previous definition which eliminated only the effects of changes in the interest rates used to discount the FIA embedded derivative.
Adjusted Operating Income (AOI)
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate:
(i) the impact of net investment gains/losses, including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies,
(ii) the impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries,
(iii) the tax effect of affiliated reinsurance embedded derivative,
(iv) the effect of change in fair value of the reinsurance related embedded derivative,
(v) the effect of integration, merger related & other non-operating items,
(vi) impact of extinguishment of debt, and
(vii) net impact from Tax Cuts and Jobs Act.
Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

Beginning with the quarter ended December 31, 2018, the Company updated its AOI definition to remove the incremental change due to the impact of the fair value accounting election for international subsidiaries. Management believes this revision will enhance the understanding of our business as the Company executes its growth strategy through international third party assumed business and is more relevant to investors as the impact of fair value accounting election can create an increases/decreases in the assumed liabilities that does not match the increase/decrease of the corresponding assets. This change will be applied on a prospective basis as the Company executes its growth strategy through international third party assumed reinsurance.

AOI Available to Common Shareholders

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate the same items as described in the AOI paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders' Equity Excluding AOCI

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net Investment Spread

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.
Average Assets Under Management (AAUM)
AAUM is the sum of (i) total invested assets at amortized cost, excluding derivatives; (ii) related party loans and investments; (iii) accrued investment income; (iv) funds withheld at fair value; (v) the net payable/receivable for the purchase/sale of investments and (iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.
Investment Book Yield
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return on the Company’s income generating invested assets.

Common Shareholders' Equity

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders' Equity Excluding AOCI

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders' Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

GAAP Book Value per Common Share (including and excluding AOCI)

GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales (FIA Sales and Total Retail Annuity Sales)
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

About FGL Holdings
FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.

Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Jon Bayer
FGL Holdings
Investors@fglife.bm
410.487.8898

Source: FGL Holdings